                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 8,1996
                                                           ------------



                             THE VINCAM GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Florida                        0-28148                 59-2452823
-------------------------------   ------------------------   -------------------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)


                 2850 Douglas Road Coral Gables, Florida 33134
              ---------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                                 (305) 460-2350
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not applicable
         --------------------------------------------------------------
         (Former name and former address, if changed since last report)

ITEM 5.  OTHER EVENTS

     On January 7, 1997, The Vincam Group, Inc. (the "Company") acquired Staff Administrators, Inc. ("SAI"), a privately held professional employer organization ("PEO") headquartered in Denver, Colorado (the "SAI Acquisition"). The Company issued 500,000 shares of its common stock in exchange for all of the outstanding shares of common stock of SAI. The transaction has been accounted for in accordance with the pooling of interests accounting treatment; accordingly, all prior period financial statements presented herein have been retroactively restated to include the assets and liabilities and results of operations of SAI. In connection with the acquisition of SAI, the Company also acquired, in a transaction accounted for as a purchase, a 49% minority interest in Staff Administrators of Western Colorado, Inc. ("SAWCI"), a 51% subsidiary of SAI (the "SAWCI Acquisition"). The Company issued 20,000 shares of its common stock for the 49% interest in SAWCI.

     The following information presents the audited pooled consolidated results of operations for the years ended December 31, 1994, 1995 and 1996, and the pooled consolidated balance sheets as of December 31, 1995 and 1996 of the Company and SAI.


              INDEX TO FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES
                                                                           Page
The Vincam Group, Inc.

Report of Independent Certified Public Accountants...........................3

Balance Sheets as of December 31, 1995 and 1996..............................4

Consolidated Statements of Income for the Years Ended
 December 31, 1994, 1995 and 1996............................................5

Consolidated Statement of Changes in Stockholders'
 (Deficit) Equity for the Years Ended December 31, 1994,
 1995 and 1996...............................................................6

Consolidated Statements of Cash Flows for the Years
 Ended December 31, 1994, 1995 and 1996......................................7

Notes to Consolidated Financial Statements...................................9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of The Vincam Group, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The Vincam Group, Inc. and its subsidiaries at December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Staff Administrators, Inc. which statements reflect total assets of $4,791,571 and $5,723,717 at December 31, 1995 and 1996,
respectively, and total revenues of $33,310,475, $55,824,216 and $77,975,919 for each of the three years in the period ended December 31, 1996. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Staff Administrators, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Miami, Florida
February 21, 1997

                             THE VINCAM GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                  December  31,     December 31,
                                                     1995              1996
                                                  -------------    -------------
                    Assets
Current assets:
  Cash and cash equivalents....................   $  1,169,570     $ 16,374,288
  Investments..................................        639,232          149,626
  Restricted cash..............................      5,290,955        2,331,917
  Accounts receivable  ........................      9,569,376       22,111,756
  Due from affiliates..........................        187,323          235,927
  Deferred taxes...............................      1,440,682        1,457,280
  Reinsurance recoverable......................         --            1,728,000
  Prepaid worker' compensation insurance
   premium.....................................         --            5,483,972
  Prepaid expenses and other current assets....        489,834          784,159
                                                   ------------    -------------
         Total current assets..................     18,786,972       50,656,925

  Property and equipment, net..................      2,686,977        4,164,596
  Deferred taxes...............................        694,678          628,626
  Reinsurance recoverable......................         --            1,472,000
  Client contracts and other assets............        441,735        1,686,176
  Goodwill, net of accumulated amortization
   of $64,228..................................         --            4,791,836
                                                  -------------    -------------
                                                  $ 22,610,362     $ 63,400,159
                                                  =============    =============

                 Liabilities and Stockholders' (Deficit) Equity

Current liabilities:
  Accounts payable and accrued expenses........   $  2,857,208     $  3,406,633
  Accrued salaries, wages and payroll taxes....      8,054,486       15,364,364
  Amounts due under acquisition agreement .....         --            2,623,437
  Reserve for claims...........................      3,562,876        5,085,016
  Income taxes payable.........................        638,487        1,307,576
  Current portion of long term borrowings......      1,412,121           89,167
  Distribution payable.........................        700,000            --
  Deferred compensation........................        263,000          242,013
  Deferred gain................................         --              323,157
                                                  -------------    -------------
         Total current liabilities.............     17,488,178       28,441,363

Long term borrowings, less current portion.....      1,243,610          807,883
Reserve for claims.............................      1,556,615        2,846,188
Income taxes payable...........................      1,386,323          672,818
Deferred compensation, due principally
 to stockholders...............................        294,300           41,200
Deferred gain..................................         --              275,275
Other liabilities..............................         45,338           45,338
                                                  -------------    -------------
         Total liabilities.....................     22,014,364       33,130,065
                                                  -------------    -------------
Preferred stock, $.01 par value, 20,000,000
 shares authoized, 165.376 shares mandatorily
 redeemable Series A Preferred Stock issued
 and outstanding in 1995.......................      6,263,610            --
                                                  -------------    -------------
Commitments and contingencies (Note 14)........         --                --
                                                  -------------    -------------
Stockholders' (deficit) equity:
Common stock, $.001 par value, 60,000,000
 shares authorized, 4,956,066 and 8,013,332
 and shares issued and outstanding in 1995
 and 1996, respectively........................          4,956            8,013
Additional paid in capital.....................           --         33,241,867
Accumulated deficit............................     (5,672,568)      (2,979,786)
                                                  -------------    -------------
         Total stockholders' (deficit) equity..     (5,667,612)      30,270,094
                                                  -------------    -------------
                                                  $ 22,610,362     $ 63,400,159
                                                  =============    =============

                             THE VINCAM GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME


                                                             Year Ended December 31,
                                                  -----------------------------------------------
                                                      1994             1995             1996
                                                  -------------    -------------    -------------
Revenues......................................... $224,843,043     $295,231,926     $473,595,457
                                                  -------------    -------------    -------------
Direct costs:
    Salaries, wages and employment
      taxes of worksite employees................  198,162,489      262,186,958      417,718,271
    Health care and workers' compensation........   12,212,883       15,330,888       22,861,174
    State unemployment taxes and other...........    1,911,734        2,056,824        4,220,633
                                                  -------------    -------------    -------------
           Total direct costs....................  212,287,106      279,574,670      444,800,078
                                                  -------------    -------------    -------------
Gross profit.....................................   12,555,937       15,657,256       28,795,379
                                                  -------------    -------------    -------------
Operating expenses:
    Administrative personnel.....................    4,663,598        7,571,833       13,041,095
    Other general and administrative.............    2,617,433        3,924,233        5,911,572
    Sales and marketing..........................    2,190,923        3,247,650        5,290,693
    Provision for doubtful accounts..............       40,000          189,090          434,300
    Depreciation and amortization................      217,977          375,078          805,331
                                                  -------------    -------------    -------------
           Total operating expenses..............    9,729,931       15,307,884       25,482,991
                                                  -------------    -------------    -------------
Operating income.................................    2,826,006          349,372        3,312,388
Interest (expense) income, net...................          911          142,834          696,707
                                                  -------------    -------------    -------------
Income before taxes..............................    2,826,917          492,206        4,009,095
Provision for income taxes.......................     (972,881)        (239,417)      (1,316,313)
                                                  -------------    -------------    -------------
Net income ...................................... $  1,854,036     $    252,789     $  2,692,782
                                                  =============    =============    =============
Net income per common and common
    equivalent share............................. $       0.26     $       0.04     $       0.32
                                                  =============    =============    =============
Weighted average number of shares
    outstanding used in earnings per
    share calculation............................    7,229,657        6,994,018        8,330,811
                                                  ============     =============    =============


                             THE VINCAM GROUP, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY





                                                                                                   Retained
                                                        Common Stock             Additional        Earnings
                                                   -------------------------      Paid in        (Accumulated
                                                     Shares       Par Value       Capital          Deficit)           Total
                                                   -----------   -----------   --------------   ---------------   -------------

Balance at January 1, 1994.......................   6,249,341    $    6,249    $      42,156    $      385,918    $    434,323

Net income.......................................          --            --               --         1,854,036       1,854,036
                                                   -----------   -----------   --------------   ---------------   -------------
Balance at December 31, 1994.....................   6,249,341         6,249           42,156         2,239,954       2,288,359

Acquisition of shares............................    (249,342)         (249)         (42,156)       (1,457,595)     (1,500,000)

Recapitalization, including
 transaction costs of $445,150 charged
 to retained earnings............................  (1,043,933)       (1,044)              --        (6,707,716)     (6,708,760)

Net income.......................................          --            --               --           252,789         252,789
                                                   -----------   -----------   --------------   ---------------   -------------
Balance at December 31, 1995.....................   4,956,066         4,956               --        (5,672,568)     (5,667,612)

Issuance of common stock, net of
   transaction costs of $3,058,685
   charged to paid in capital....................   2,000,000         2,000       26,939,315                --      26,941,315

Conversion of preferred stock into
   common stock..................................   1,043,933         1,044        6,262,566                --       6,263,610

Issuance of common stock to
   employees under stock option plans............      13,333            13           39,986                --          39,999

Net income.......................................          --            --               --         2,692,782       2,692,782
                                                  ------------   -----------   --------------   ---------------   -------------
Balance at December 31, 1996.....................   8,013,332    $    8,013    $  33,241,867    $   (2,979,786)   $ 30,270,094
                                                  ============   ===========   ==============   ===============   =============

                             THE VINCAM GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Year Ended December 31,
                                                                  ------------------------------------------------
                                                                       1994             1995              1996
                                                                  -------------     -------------    -------------

Cash flows from operating activities:
   Net income.................................................    $  1,854,036      $    252,789     $  2,692,782
   Adjustments to reconcile net income to net cash
     provided by  (used in) operating activities:
     Depreciation and amortization............................         217,977           375,078          805,331
     Provision for doubtful accounts..........................          40,000           189,090          434,300
     Deferred gain............................................              --                --          598,432
     Deferred income tax (benefit) expense....................        (415,514)         (573,611)          49,454
     Changes in assets and liabilities:
       (Increase) decrease in restricted cash.................      (2,952,582)           79,579        4,209,038
       Increase in accounts receivable........................      (2,312,498)       (2,946,817)     (12,093,493)
       Increase in due from affiliates........................         (68,504)           (8,350)         (48,604)
       Increase in reinsurance recoverable....................              --                --       (3,200,000)
       Increase in prepaid workers' compensation
         insurance premium....................................              --                --       (5,483,972)
       Increase in prepaid expenses and  other
         current assets.......................................         (51,204)         (314,716)        (292,369)
       Increase in other assets...............................         (81,658)          (41,361)        (197,460)
       Increase in accounts payable and
         accrued expenses.....................................         434,120         1,297,576          187,204
       Increase in accrued salaries, wages and payroll  taxes.       1,792,881         1,811,101        6,085,090
       Increase in reserve for claims.........................       2,212,782         1,688,475        2,381,243
       Increase (decrease) in income taxes payable............         189,096           345,593          (44,416)
       Decrease in deferred compensation......................              --                --         (274,087)
       Increase (decrease) in other liabilities...............          25,104           (40,000)              --
                                                                  -------------     -------------    -------------
Net cash provided by (used in) operating activities...........         884,036         2,114,426       (4,191,527)
                                                                  -------------     -------------    -------------
Cash flows from investing activities:
   Purchases of property and equipment........................        (797,592)         (519,775)      (2,117,133)
   Acquisition of client contracts............................              --          (117,440)         (29,295)
   (Issuance) collection of notes receivable from stockholders        (123,078)          123,078               --
   Cash placed in escrow in connection with acquisition of SMG              --                --       (1,250,000)
   Cash paid in acquisition of SMG, net of cash
     acquired of $137,748.....................................              --                --       (2,219,566)
   Cash paid in acquisition of minority interest..............          (8,105)               --               --
   (Purchase) redemption of short term investments............        (271,166)         (639,232)         489,606
                                                                  -------------     -------------    -------------
Net cash used in investing activities.........................      (1,199,941)       (1,153,369)      (5,126,388)
                                                                  -------------     -------------    -------------
Cash flows from financing activities:
   Principal payments on borrowings...........................        (215,716)         (107,157)      (1,758,681)
   Recapitalization costs.....................................              --          (445,150)              --
   Cash paid in connection with acquisition of stock..........              --          (300,000)              --
   Issuance of common stock, net of transaction
     costs of $3,058,685......................................              --                --       26,941,315
   Payment of distribution payable............................              --                --         (700,000)
   Issuance of common stock to employees under stock plans....              --                --           39,999
                                                                  -------------     -------------    -------------
Net cash (used in) provided by financing activities...........        (215,716)         (852,307)      24,522,633
                                                                  -------------     -------------    -------------
Net (decrease) increase in cash and cash equivalents..........        (531,621)          108,750       15,204,718
Cash and cash equivalents, beginning of year..................       1,592,441         1,060,820        1,169,570
                                                                  -------------     -------------    -------------
Cash and cash equivalents, end of year........................    $  1,060,820      $  1,169,570     $ 16,374,288
                                                                  =============     =============    =============
Supplemental disclosures of cash flow information:
Cash paid during the year for
       Interest...............................................    $     91,941      $    183,242     $    138,101
                                                                  =============     =============    =============
       Income taxes...........................................    $  1,017,438      $    473,010     $  1,155,366
                                                                  =============     =============    =============


                             THE VINCAM GROUP, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


Supplemental disclosure of non-cash financing activities:

Acquisition of assets and liabilities of The Stone Mountain Group, Inc.

     On August 30, 1996, the Company acquired substantially all of the assets and liabilities of The Stone Mountain Group, Inc. ("SMG"), in a transaction accounted for as a purchase. The fair value of the assets acquired and liabilities assumed, and the consideration paid were as follows:

Fair value of net assets acquired:
Client contracts....................................        $   1,300,000
Accounts receivable.................................              883,187
Property and equipment..............................               10,231
                                                            --------------
Fair value of non-cash assets acquired..............            2,193,418
                                                            --------------
Accounts payable and accrued expenses...............              362,221
Accrued salaries, wages and payroll taxes...........            1,224,788
Other liabilities...................................              430,470
                                                            --------------
Fair value of liabilities assumed...................            2,017,479
                                                            --------------
Fair value of net assets acquired, excluding cash...              175,939
Cash acquired.......................................              137,748
                                                            --------------
Fair value of net assets acquired...................        $     313,687
                                                            ==============

Promissory notes payable to SMG shareholders........        $   1,373,437
Cash placed in escrow...............................            1,250,000
Cash paid for acquisition of SMG....................            2,357,314
                                                            --------------
Purchase price......................................        $   4,980,751
                                                            ==============

     The following is a reconciliation of the purchase price to the excess of costs associated with the acquisition over the estimated fair value of net assets acquired allocated to goodwill:

Purchase price......................................        $   4,980,751
Net assets acquired.................................             (313,687)
Costs associated with the acquisition...............              189,000
                                                            --------------
Amount allocated to goodwill........................        $   4,856,064
                                                            ==============

     In connection with the acquisition of the assets of SMG, the Company issued promissory notes for $1,373,437 due in 1997 and placed in escrow $1,250,000, in accordance with an escrow agreement for potential purchase price adjustments in the event that, among other things, client retention fails to meet certain targets.

     In January 1995, the Company issued a subordinated note payable for $1,200,000 as partial consideration for shares reacquired by the Company.

     During February 1995, the Company and its stockholders entered into an Agreement and Plan of Recapitalization whereby the Company's stockholders exchanged a portion of their shares of common stock for approximately 166 shares of Series A Participating Convertible Preferred Stock valued at approximately $6,264,000.

     During 1995, the Company acquired $334,054 of computer hardware and software under a capital lease agreement.

                             THE VINCAM GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1994, 1995 and 1996


NOTE 1- NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Vincam Group, Inc. and its subsidiaries ("Vincam" or the "Company") are a professional employer organization ("PEO") engaged primarily in the provision of human resource management and personnel administration services. In addition, the Company provides certain managed care services, including managed behavioral health care, employee assistance programs, drug-free workplace programs, utilization review services, comprehensive workers' compensation managed care, risk management and loss containment services.

     The Company provides PEO services primarily to small and medium sized companies in a variety of industries, including manufacturing, retail, and hospitality. Managed care services are provided to PEO clients and to health and workers' compensation insurance companies, health maintenance organizations, other managed care providers and large, self insured employers.

     PEO service contracts with client companies are generally for one year terms with automatic renewal options and subject to termination on a 30 days' notice by either party during the first year and annually thereafter. Managed care contracts with clients are for terms of one or more years and are subject to cancellation by either party upon 30 to 180 days' notice depending on the nature of the services provided.

     The Company does not have a concentration of customers in any one industry; however, during 1994, 1995 and 1996, a significant portion of the Company's revenues were generated in South Florida. The Company's revenues are generated predominantly by PEO services.

     A  summary  of  the  significant   accounting   policies  followed  in  the
preparation of the accompanying consolidated financial statements is presented below:

     Principles of consolidation. The accompanying financial statements include the accounts of The Vincam Group, Inc. and its principal subsidiaries, Vincam Human Resources, Inc. ("VHR"), Vincam/Staff Administrators, Inc. ("SAI"), Psych/Care, Inc. ("Psych/Care") and Vincam Occupational Health Services, Inc. ("VOHS"). All material intercompany balances and transactions have been eliminated.

     Revenue recognition. Revenues and the related costs of wages, salaries, and employment taxes from professional employer services related to worksite employees are recognized in the period in which the employee performs the service. Because the Company is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage are recognized as revenue by the Company. The Company establishes a reserve for doubtful accounts when it determines that collection from a client is unlikely.

     Revenues from behavioral health services are recognized during the period in which the Company is obligated to provide behavioral health services to participants. Revenues from risk management, loss containment and workers' compensation managed care services are recognized in the period in which the services are performed.

     Accounting estimates. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates relate to the Company's reserve for claims. Actual results could differ from those estimates.

     Reserve for claims. The Company's workers' compensation benefits and certain of its health care benefits are provided under large deductible insured plans. The Company records reserves for workers' compensation and health care claims costs based on actuarial calculations using the Company's loss history of workers' compensation and health care claims, including estimates of incurred but not reported claims. Prior to 1994, the Company's workers' compensation insurance was under a loss-sensitive retrospectively rated plan which provided for retroactive premium adjustments based on actual loss experience.

     In December 1996, the Company entered into an agreement with a national insurance company to provide guaranteed fixed cost workers' compensation insurance coverage for 1997 through 1999, subject to a deductible of $2,000 per medical only claim. Accordingly, effective January 1, 1997, the Company will record workers' compensation costs based primarily on the fixed portion of the premium of its workers' compensation insurance policy.

     In addition, in December 1996, the Company entered into an agreement to reinsure its remaining claims, other than those acquired upon the SAI Acquisition (see Note 2), under the Company's large deductible workers' compensation insurance policies for the years 1994, 1995, and 1996, for an aggregate premium of $3,200,000. As a result, the Company has recorded the premium as a reinsurance recoverable at December 31, 1996, and has recorded a deferred gain in the amount of approximately $600,000 which will be recognized to income in future periods based on the proportion of cumulative claims paid to the total estimated liability for claims.

     At December 31, 1995 and 1996, the Company has classified as current the estimated amounts of reserves established for claims and reinsurance recoverable expected to be paid and to be collected, respectively, within one year, as well as the related deferred gain expected to be recognized within one year.

     Property and equipment. Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred, while expenditures which extend the useful lives of the assets are capitalized.

     Goodwill. Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective estimated fair values. Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including the recognition of applicable deferred taxes, and is amortized on a straight-line basis over a 25 year period. The Company reviews long-lived assets, identifiable intangibles and goodwill and reserves for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.


     Advertising costs. Advertising expenditures are charged to operations as incurred. Advertising expense amounted to $333,600, $386,123 and $547,698 in 1994, 1995 and 1996, respectively.

     Client contracts. Costs incurred in connection with the acquisition of client contracts from other professional employer organizations, as well as the fair market value of contracts acquired in connection with purchase business combinations, are capitalized and amortized using the straight line method over a period of 5 to 15 years, based on the term of the client contracts and/or the previous professional employer organization client retention rate. The Company periodically assesses the status of contracts acquired to determine the future realizability of the capitalized costs. At December 31, 1995 and 1996, the Company had recorded client contracts of $117,440 and $1,430,951, respectively (net of accumulated amortization of $0 in 1995 and $59,183 in 1996).

     Cash and cash equivalents. Cash equivalents include investments with original maturities of three months or less and are stated at cost which approximates market value.

     Income taxes. The Company records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

     The Company is subject to certain state taxes based on gross receipts, payroll and taxable income within that state. Taxes based on gross receipts and payroll are classified as salaries, wages and employment taxes of worksite employees in the accompanying consolidated statements of income, while taxes based on income are included in the provision for income taxes.

     Net income per common and common equivalent share. Net income per common and common equivalent share has been computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during each of the three years ended December 31, 1996. The Company has considered as outstanding common stock equivalents during each of the three years ended December 31, 1996, options awarded to employees and directors of the Company (see Notes 10 and 11). For purposes of the calculation of net income per common and common equivalent share, the mandatorily redeemable preferred stock is also considered a common stock equivalent.

     Net income per common and common equivalent share amounts for each of the years presented have been calculated giving retroactive effect to an approximate 8,417 for 1 stock split effected by the Company in June 1995 and a 3 for 4 split effected on February 21, 1996 (jointly, the "Stock Splits," see Note 10). All common and common equivalent share amounts have also been retroactively adjusted to reflect the Stock Splits.

     Stock based compensation. Effective 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("SFAS 123") and retained the intrinsic value method of accounting for such stock based compensation (see Note 11).

     Fair value of financial instruments. The Company estimates the fair market value of financial instruments through the use of public market prices, quotes from financial institutions and other available information. Considerable judgment is required in interpreting data to develop estimates of market value and, accordingly, amounts are not necessarily indicative of the amounts that the Company could realize in a current market exchange. At December 31, 1995 and 1996, the Company's financial instruments consist primarily of instruments without extended maturities, the fair value of which, based on management's estimates, equaled their carrying values.

NOTE 2 - ACQUISITIONS

     On August 30, 1996, the Company acquired substantially all of the assets and liabilities of The Stone Mountain Group, Inc. ("SMG"), a PEO in Snellville, Georgia for $4,980,751 in cash and notes (the "SMG Acquisition"). Of the $4,980,751 purchase price, $2,357,314 was paid at closing, $1,373,437 will be payable in 1997, and $1,250,000 was placed in escrow for potential purchase price adjustments in the event that, among other things, client retention fails to meet certain targets. The SMG Acquisition was accounted for by the Company using the purchase method of accounting. Excess of costs over the estimated fair value of net assets acquired of $4,856,064 associated with the SMG Acquisition was allocated to goodwill, and is being amortized over a period of 25 years. The most significant adjustments to the balance sheet resulting from the SMG Acquisition are disclosed in the supplemental disclosure of non-cash investing and financing activities in the accompanying statement of cash flows.

     The following information presents the unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 1995 and 1996 as if the SMG Acquisition had occurred on January 1, 1995, after giving effect to certain adjustments.

                                       December 31,              December 31,
                                           1995                      1996
                                     ---------------           ---------------

Revenues.........................    $  337,148,831            $  505,567,360
                                     ===============           ===============
Net income.......................    $      710,498            $    2,508,064
                                     ===============           ===============
Net income per common and
  common equivalent share........    $         0.06            $         0.30
                                     ===============           ===============

     These results are presented for informational purposes only and are not necessarily indicative of the future results of operations or financial position of the Company or the results of operations or financial position of the Company that would have been achieved had the acquisition actually occurred on January 1, 1995.

     On January 7, 1997, the Company acquired Staff Administrators, Inc. ("SAI"), a privately held PEO headquartered in Denver, Colorado. The Company issued 500,000 shares of its common stock in exchange for all of the outstanding shares of common stock of SAI. The transaction has been accounted for in accordance with the pooling of interests accounting treatment; accordingly, all prior period financial statements presented herein have been retroactively restated to include the assets and liabilities and results of operations of SAI. In connection with the acquisition of SAI, the Company also acquired, in a transaction accounted for as a purchase, a 49% minority interest in Staff Administrators of Western Colorado, Inc. ("SAWCI"), a 51% subsidiary of SAI (the "SAWCI Acquisition"). The Company also issued 20,000 shares of its common stock for the 49% interest in SAWCI. The most significant adjustments to the balance sheet resulting from the SAWCI Acquisition include an increase in goodwill of $566,641 and an increase in client contracts of $301,848.

     The following combines audited selected historical financial information of SAI and Vincam for the years ended December 31, 1994, 1995 and 1996, and reflects the most significant adjustments resulting from the SAI Acquisition.

                                                      DECEMBER 31, 1994
                              -------------------------------------------------------------
                                                                                 POOLED
                                 VINCAM            SAI         ADJUSTMENTS       RESULTS
                              -------------   -------------   -------------   -------------
Revenues..................... $191,532,568    $ 33,310,475    $       --      $224,843,043
                              =============   =============   =============   =============
Net income................... $  1,799,950    $     54,086    $       --      $  1,854,036
                              =============   =============   =============   =============
Net income per common and
  common equivalent share.... $       0.27    $       --      $       --       $       0.26
                              =============   =============   =============   =============


                                                      DECEMBER 31, 1995
                              -------------------------------------------------------------
                                                                                 POOLED
                                 VINCAM            SAI         ADJUSTMENTS       RESULTS
                              -------------   -------------   -------------   -------------

Revenues..................... $239,407,710    $ 55,824,216    $       --      $295,231,926
                              =============   =============   =============   =============
Net income................... $    809,837    $   (557,048)   $       --      $    252,789
                              =============   =============   =============   =============
Net income per common and
  common equivalent share.... $       0.13    $       --      $       --      $       0.04
                              =============   =============   =============   =============


                                                      DECEMBER 31, 1996
                              -------------------------------------------------------------
                                                                                 POOLED
                                 VINCAM            SAI         ADJUSTMENTS       RESULTS
                              -------------   -------------   -------------   -------------

Revenues..................... $395,619,538    $ 77,9754,919   $       --      $473,595,457
                              =============   =============   =============   =============
Net income................... $  3,585,976    $   (893,194)   $       --      $  2,692,782
                              =============   =============   =============   =============
Net income per common and
  common equivalent share.... $       0.46    $       --      $       --      $       0.32
                              =============   =============   =============   =============


NOTE 3 - INITIAL PUBLIC OFFERING

     In May 1996, the Company completed its initial public offering and received proceeds of approximately $27,900,000, net of $2,100,000 underwriting discounts and commissions, from the sale of 2,000,000 shares of common stock of the Company. The Company used a portion of the proceeds to retire a subordinated promissory note in the amount of $1,200,000 (see Note 8) and to pay a $700,000 distribution payable related to the Company's repurchase of an option to purchase the Company's headquarters. In addition, the Company incurred approximately $960,000 in other costs in connection with the offering. Simultaneously with the completion of the initial public offering, the Company's mandatorily redeemable Series A Participating Convertible Preferred Stock (the "Series A Preferred Stock") was converted into 1,043,933 shares of the Company's common stock (see Note 9).

     Also in connection with the completion of the Company's initial public offering, the Company amended and restated its Articles of Incorporation to increase the authorized number of shares of the Company's common stock from 39,500,000 to 60,000,000, and to increase the authorized number of shares of preferred stock from 500,000 to 20,000,000.

NOTE 4 - RESTRICTED CASH

     The Company had cash deposits at December 31, 1995 and 1996 of $5,290,955 and $1,081,917, respectively, which served as collateral on certain standby letters of credit issued in connection with the Company's workers' compensation insurance plan (see Notes 7 and 8).

     In connection with the SMG Acquisition, the Company has in escrow $1,250,000. At December 31, 1996, the escrow funds have been classified as restricted cash in the accompanying consolidated balance sheet (see Note 2).

NOTE 5 - ACCOUNTS RECEIVABLE

     At December 31, 1995 and 1996, accounts receivable consisted of the following:

                                                 1995           1996
                                            ------------   ------------
Billed to clients ........................  $ 3,188,922    $ 7,935,584
Unbilled revenues ........................    6,565,045     14,752,822
                                            ------------   ------------
                                              9,753,967     22,688,406
Less:  allowance for doubtful accounts....     (184,591)      (576,650)
                                            ------------   ------------
                                            $ 9,569,376    $22,111,756
                                            ============   ============

NOTE 6 - PROPERTY AND EQUIPMENT

     Property  and  equipment  consist  of  the  following  as of  December  31:

                                                                       Estimated
                                                                        Useful
                                                                        Lives
                                             1995            1996     (In Years)
                                        ------------    ------------  ----------
Land................................    $   284,374     $   284,374
Building............................        775,158         775,158        30
Building improvements...............        529,146         551,012         7
Furniture and fixtures..............        369,782         747,227         5
Office and computer equipment.......      1,512,077       3,240,515        3-5
Vehicles............................         43,188          20,249         3
                                        ------------    ------------
                                          3,513,725       5,618,535
Less: accumulated depreciation
      and amortization                     (826,748)     (1,453,939)
                                        ------------    ------------
                                        $ 2,686,977     $ 4,164,596
                                        ============    ============

     At December 31, 1995 and 1996, gross fixed assets included $346,690 and $0 of office and computer equipment under capital lease obligations. The Company purchased these assets during 1996. See Notes 8, 10 and 14.

NOTE 7 - RESERVE FOR CLAIMS

     In December 1996, the Company entered into an agreement with a national insurance company to provide workers' compensation insurance coverage for 1997 through 1999, subject to a deductible of $2,000 per medical only claim. Accordingly, effective January 1, 1997, the Company will record workers' compensation costs based primarily on the fixed portion of its premium under such policy, rather than through the previous practice of applying actuarial estimates.

     In addition, in December 1996, the Company entered into agreements to reinsure substantially all of the remaining claims, other than those acquired upon the SAI Acquisition, under the Company's large deductible workers' compensation insurance policies for the years 1994, 1995 and 1996, for an aggregate premium of $3,200,000. Since reserves for claims for these years have been previously provided, the Company has recorded the premium as a reinsurance recoverable at December 31, 1996 and has recorded a deferred gain in the amount of approximately $600,000 which will be recognized to income in future periods based on the proportion of cumulative claims paid to the total estimated liability for claims.

     In connection with the reinsurance of claims exposure from 1994 to 1996, the insurance carrier has agreed to provide letters of credit in favor of the Company's lender to guarantee outstanding letters of credit to the Company's previous workers' compensation insurance provider under the Company's credit agreement (see Note 8).

     As a consequence of the reinsurance agreement described above, at December 31, 1996, the Company has classified as current the estimated amounts of reserves established for claims and reinsurance recoverable expected to be paid and to be collected, respectively, within one year, as well as the related deferred gain expected to be recognized within one year.

     At December 31, 1995 and 1996, the Company's reserves for claims costs are as follows:

                                                           1995         1996
                                                        -----------  -----------
Accrued workers' compensation claims..................  $4,168,924   $6,476,630
Accrued health care claims............................     654,182      929,109
Reserve for behavioral health care claims.............     296,385      525,465
                                                        -----------  -----------
                                                         5,119,491    7,931,204
Less: workers' compensation claims expected
  to be settled in more than one year                   (1,556,615)  (2,846,188)
                                                        -----------  -----------
Reserve for claims--current                             $3,562,876   $5,085,016
                                                        ===========  ===========

Note 8 - Borrowings

Borrowings at December 31, 1995 and 1996 are as follows:

                                                                                     1995               1996
                                                                                --------------     --------------
Subordinated note payable in quarterly installments of $150,000 beginning in March 1998, interest due quarterly at the quoted rate for 1 year U.S. Treasury Bills (7% at December 31, 1996),
paid in June 1996............................................................   $   1,200,000                 --

Note payable to bank, original amount of $1 million, repayable in monthly instalments of $4,167, plus interest at 8.5% per
annum, through November 1998 when a balloon payment of
$750,000 is due, secured by land and building................................         895,732            841,561

Note payable for state unemployment taxes, maturing in 1998
with monthly payments of $3,264..............................................         207,647             55,489

Notes payable to an affiliate................................................          41,750                 --

Capital lease obligation for computer hardware and software, payable in monthly instalments of $7,479 through May 2000,
interest imputed at 12.3% per annum, paid in September 1996..................         310,602                 --
                                                                                --------------     --------------
                                                                                    2,655,731            897,050

Less: current portion                                                              (1,412,121)           (89,167)
                                                                                --------------     --------------
                                                                                $   1,243,610      $     807,883
                                                                                ==============     ==============

     The Company incurred interest expense of approximately $97,000, $205,000 and $142,000 during 1994, 1995 and 1996, respectively.

     In June 1996, the Company amended its existing credit agreement with a bank (as amended, the "Credit Agreement") and increased the amount available under the Credit Agreement to $13,000,000. The Credit Agreement provides for a revolving credit facility with a sublimit of $8,000,000 to fund working capital advances and standby letters of credit. Working capital advances under the revolving credit facility are limited to the lesser of $2,000,000 or the Borrowing Base, primarily composed of current accounts receivable from unrelated parties. Amounts outstanding under the revolving credit facility mature December 31, 1997.

     The Credit Agreement also has an acquisition loan facility with a sublimit of $5,000,000. Draws under the acquisition loan facility are available through June 5, 1998, and are repayable in 36 equal monthly instalments from starting on June 5, 1998. The Company is charged fees of .25% to .375% per annum on any unused portion of the acquisition loan facility.

     The Credit Agreement is collateralized by substantially all of the assets of the Company and $4,100,959 in letters of credit issued by an insurance company in connection with the Company's reinsurance of prior years' claims (see
Note 7). The Credit Agreement contains customary events of default and covenants which prohibit, among other things, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens and engaging in certain mergers or combinations without the prior written consent of the lender. The Credit Agreement also contains certain financial covenants relating to current ratio, debt and interest coverage, net worth and other financial ratios.

     Interest under the Credit Agreement accrues at rates based, at the Company's option, on the bank's prime rate plus a margin of as much as .25% or its Eurodollar Rate (as defined in the Credit Agreement) plus a margin of 1.50% to 2.00%, depending on certain financial covenants.

     Under the revolving credit facility, the Company had outstanding $6,250,000 in standby letters of credit at December 31, 1996 which guarantee the payment of claims to the Company's workers' compensation insurance carrier. As of that date, there were no amounts outstanding under the working capital advance or under the acquisition loan facilities. All amounts under these facilities were available at December 31, 1996.

     The Company also has $1,200,000 in standby letters of credit with a separate bank at December 31, 1996, which guarantee the payment of workers' compensation claims acquired upon the SAI Acquisition.

     As of December 31, 1996, the scheduled annual maturities of the Company's long term debt are summarized as follows:


                     1997............. $  89,167
                     1998.............   807,883
                                       ----------
                                       $ 897,050
                                       ==========

Note 9 - Mandatorily Redeemable Preferred Stock

     The Company has authorized 20,000,000 shares of preferred stock with a par value of $.01 per share. These shares can be issued from time to time, in one or more series as authorized by the Company's Board of Directors.

     During February 1995, the Company and its stockholders entered into an Agreement and Plan of Recapitalization whereby the Company's stockholders exchanged 1,043,933 (after adjusting for the effect of the Stock Splits) shares of common stock for 165.376 shares of Series A Participating Convertible Preferred Stock (Series A Preferred Stock).


     The Series A Preferred Stock was recorded at $6,263,610 in the accompanying balance sheet as of December 31, 1995 based on its fair market value on the date of issuance, as evidenced by the sale of Series A Preferred Stock by the Company's principal stockholders to an unaffiliated party. Both the fair market value and the costs incurred of approximately $445,000 in connection with the recapitalization were charged to retained earnings at the time of the transaction.

     In accordance with the Recapitalization Agreement, the Series A Preferred Stock was converted upon completion of the Company's initial public offering into 1,043,933 shares of common stock, after adjusting retroactively for the effects of the Stock Splits (see Note 3).

Note 10 - Stockholders' Equity

     During June 1995, the Company increased its authorized common stock from 500,000 shares to 39,500,000 shares and simultaneously effected an approximate 8,417 for 1 stock split. On February 21, 1996, the Company effected a 3 for 4 reverse stock split. After the completion of the Company's initial public offering, the Company amended and restated its Articles of Incorporation to increase the authorized number of shares of the Company's common stock from 39,500,000 to 60,000,000, and to increase the authorized number of shares of preferred stock from 500,000 to 20,000,000. All references in the financial statements to per share amounts have been retroactively restated to reflect the change in the number of common shares outstanding as a result of the Stock Splits.

     In connection with the stock split and increase in authorized shares effected in June 1995, the Company reduced the par value of its common stock to $.001 from $1.00.

     In June 1993, CP Investments, Inc., an entity controlled by the Company's principal stockholders, assigned to the Company an option which CP Investments held to purchase, from a third party for $ 1 million, the land and building which is owned by the Company and where the Company's headquarters are located. In October 1993, the Company exercised the option and purchased the land and building. As part of the assignment of the option, CP Investments retained the right to purchase the land and building from the Company for $1,000,000 for a ten year period.

     Based on two independent appraisals of the land and building subject to the previously described option, the Company valued the option at $700,000 (based on the difference between the market value of the building and its November 1993 purchase price) and recorded a distribution to its principal stockholders in June 1993. Because the transaction was entered into between commonly controlled entities, the value of the option was not considered additional basis in the building. Amounts due in connection with this distribution have been recorded as distribution payable at December 31, 1995 and paid in 1996 upon completion of the initial public offering.

     In January 1995, the Company entered into an agreement to reacquire certain of its outstanding shares from a minority shareholder. Under the terms of the agreement, the Company acquired and canceled 249,342 shares of its common stock, after adjusting for the effect of the Stock Splits, for $300,000 in cash and a subordinated note for $1,200,000 (see Note 8). Simultaneously, the Company's principal shareholders acquired 66,281 outstanding shares of the Company's common stock, after adjusting for the effect of the Stock Splits, for $400,000.

Note 11 - Stock Option Plan

     In February 1996, the Company adopted the 1996 Long Term Incentive Plan (the "1996 Plan") under which 800,000 shares of common stock, after adjusting for the effect of the Stock Splits, were reserved for issuance upon exercise of or in connection with stock options, stock appreciation rights, performance awards, grants of restricted stock and other stock based or stock related awards. The 1996 Plan provides for the grant of both incentive stock options and nonqualified stock options, as well as other stock-based awards, to the Company's directors, employees and consultants as determined in the discretion of the Stock Option Committee. Under the 1996 Plan, incentive stock options and nonqualified stock options may not be granted with an exercise price which is less than 100% of the fair market value of the Company's shares of common stock at the date of grant of the option.

     In May 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") under which 666,665 shares of common stock, after adjusting for the effect of the Stock Splits, were reserved for issuance upon exercise of stock options. The 1995 Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code ("incentive stock options") and nonqualified stock options to the directors, officers, key employees, consultants and other individual contributors of or to the Company and its subsidiaries, as determined in the discretion of the Stock Option Committee. Under the 1995 Plan, incentive stock options and nonqualified stock options may not be granted with an exercise price which is less than 100% and 85%, respectively, of the fair market value of the Company's shares of common stock at the date of grant of the option.

     Stock options normally have a term of ten years and generally become exercisable 40% after the second year from the date of grant and in instalments of 5% quarterly thereafter.


         The following table summarizes stock option activity:


                                                                                                      Weighted
                                                                                   Exercise            Average
                                                           Stock Option              Price          Exercise Price
                                                          --------------        ---------------     --------------

         Outstanding at January 1, 1995............                --                        --                --
              Granted..............................            514,997          $ 3.00 - $ 3.33           $  3.05
              Canceled.............................                --                        --                --
              Exercised............................                --                        --                --
                                                          --------------        ---------------     --------------
         Outstanding at December 31, 1995..........            514,997          $ 3.00 - $ 3.33           $  3.05
              Granted..............................            311,499          $ 4.67 - $33.13           $ 20.62
              Canceled.............................            (44,999)         $ 3.00 - $ 8.05           $  5.81
              Exercised............................            (13,333)                  $ 3.00           $  3.00
                                                          --------------        ---------------     --------------
         Outstanding at December 31, 1996..........            768,164           $3.00 - $33.13           $  9.81
                                                          ==============        ===============     ==============
         Exercisable at:
              December 31, 1995....................                  0                                         --
              December 31, 1996....................             40,000                                    $  3.00

         Available for grant at:
              December 31, 1995....................            951,668
              December 31, 1996....................            702,390



     The Company has adopted the disclosure provisions of SFAS 123. The assumptions used in the calculation of the fair value of the options, using the Black-Scholes method, issued to employees and directors of the Company during 1995 and 1996 were as follows:


                                               1995       1996
                                             -------    -------
Expected life (years).......................   6.5        6.5
Interest rate...............................  6.20%      6.20%
Volatility..................................    55%        55%
Dividend yield..............................     0%         0%


     Had compensation cost for the Company's two option plans been determined based on fair market value at the grant date for awards in 1995 and 1996 using the straight line method to recognize such cost, the Company's net income and net income per common equivalent share would have been reduced to the pro forma amounts indicated below:

                                            1995         1996
                                        -----------  -----------

Pro forma net income                    $  190,097   $1,379,222
                                        ===========  ===========
Pro forma net income per common
   and common equivalent share          $     0.03   $     0.17
                                        ===========  ===========

     Weighted-average fair value of options granted during the year 1995 and 1996 was $1.86 and $14.05, respectively.

     The following table summarizes stock option average grant date fair value, and weighted average remaining contract life for options outstanding at December 31, 1996:


                                                                       Weighted Average          Remaining
                                    Range of          Number of           Grant Date            Contractual
                                 Exercise Price         Options           Fair Value               Life
                              --------------------- --------------- ----------------------- -------------------

                                $ 3.00 - $ 3.33          481,665            $ 1.87                 7.5
                                $ 4.67 - $ 8.05          103,999            $ 5.46                 9.5
                                $21.00 - $28.50           63,500            $16.23                 9.5
                                #33.13 - $37.13          119,000            $24.17                10.0
                                                    ---------------
Stock options outstanding as
     of December 31, 1996                                768,164
                                                    ===============


Note 12 - Income Taxes

     The provision for federal and state income taxes consists of the following:

                                1994                1995                1996
                            -------------       -------------      -------------
Current
     Federal..............  $  1,354,671        $    776,777       $  1,205,859
     State................        33,724              36,251             61,000
                            -------------       -------------      -------------
                               1,388,395             813,028          1,266,859
                            -------------       -------------      -------------
Deferred
     Federal..............      (408,781)           (545,870)            75,363
     State...... .........        (6,733)            (27,741)           (25,909)
                            -------------       -------------      -------------
                                (415,514)           (573,611)            49,454
                            -------------       -------------      -------------
Provision for income taxes  $    972,881        $    239,417       $  1,316,313
                            =============       =============      =============

     Subsequent to December 31, 1994, the Company requested and obtained a change, for income tax purposes, in the method of accounting for its workers' compensation loss reserves. As a result, the Company recorded a deferred tax asset relating to the reserves and an increase in income taxes payable of approximately $1,386,000. Also in December 1996, the Company requested a change, for income tax purposes, in the method of accounting used by SAI for its workers' compensation loss reserves. As a result, the Company recorded a deferred tax asset relating to the reserves and an increase in income taxes payable of approximately $775,000. Under the provisions of the Internal Revenue Code ("IRC"), the Company can amortize over three years the payment of taxes due for changes resulting in taxable income and can recognize currently deductions resulting from the change in method. The Company has classified as long term those taxes resulting from this change which it expects to pay in more than one year.

     The gross amounts of deferred tax assets and liabilities recorded in the accompanying consolidated balance sheets at December 31, 1995 and 1996 are as follows:

                                                            1995           1996

Current deferred tax assets:
     Allowance for doubtful accounts .............   $    59,361    $   167,301
     Accrued health care claims ..................       222,422        315,897
     Reserve for workers' compensation claims,
       net of reinsurance recoverable ............       963,035        805,983
     Accrued bonuses .............................        47,088           --
     Net operating losses ........................          --          142,826
     Deferred compensation .......................        89,420           --
     Other .......................................        59,356         25,273
                                                     ------------   ------------
                                                     $ 1,440,682    $ 1,457,280
                                                     ============   ============
Long term deferred tax assets and (liabilities):
     Deferred compensation .......................   $   100,062          8,878
     Reserve for workers' compensation claims,
       net of reinsurance recoverable ............       557,708        632,353
     Depreciation and amortization ...............       (20,498)       (26,948)
     Other .......................................        57,406         14,343
                                                     ------------   ------------
                                                     $   694,678    $   628,626
                                                     ============   ============

     Realization of the above deferred tax assets is dependent on generating sufficient taxable income in the future to offset the deductible temporary differences generating the deferred tax assets. Although realization is not assured, management believes that it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income are reduced.

     A reconciliation of the differences between income taxes computed at the federal statutory tax rate and the income tax provisions reflected in the accompanying consolidated statements of income is as follows:


                                                          1994           1995           1996
                                                       ------------   ------------   ------------

Income taxes computed at federal statutory
   rate of 34% .....................................   $   961,151    $   167,350    $ 1,390,290
State income taxes, net of federal income tax effect        19,599        (12,766)        (3,675)
Other, net .........................................        (7,869)        84,833        (70,302)
                                                       ------------   ------------   ------------
Provision for income taxes .........................   $   972,881    $   239,417    $ 1,316,313
                                                       ============   ============   ============


Note 13 - Employee Benefit Plans

     The Company maintains a defined contribution plan covering certain of its worksite employees for a number of client companies. The Company contributes, on behalf of each participating client, varying amounts based on client company elections. Total Company contributions for the years ended December 31, 1994, 1995 and 1996 were $416,922, $550,776 and $1,065,072, respectively.

     In August 1996, the Company received a favorable determination letter from the Internal Revenue Service ("IRS") regarding the qualified status of its defined contribution plan under Section 401(k) of the IRC. In its application to the IRS, the Company informed the IRS that the Company is involved in the business of leasing employees to client companies and that the 401(k) plan covered worksite or leased employees who satisfied the plan's eligibility requirements.

     The Company sponsors an unfunded deferred compensation plan (the "Deferred Plan"). The Deferred Plan covers a selected group of employees as determined by the Company's Board of Directors. The amounts due under the Deferred Plan are based on bonuses granted by the Board of Directors, at its discretion at each year end for that year's performance by the employee. Based on the awards granted, the Company recorded compensation expense of $41,200 during 1994. No deferred compensation expense was recognized during 1995 and 1996.

     The amount of compensation subject to the Deferred Plan and the vesting period for individual grants, or any changes thereto, is established by the Company's Board of Directors. Deferred compensation amounts generally vest at the end of three years from the date of award, provided the participant is employed by the Company on such date. At December 31, 1996 the vesting schedule under the Plan is as follows:

                  1997.........................   $   242,013
                  1998.........................        41,200
                                                  ------------
                                                  $   283,213
                                                  ============

     The Company has included these amounts within other liabilities in the accompanying balance sheets as short term or long term based on the applicable vesting dates. Of the above amounts, approximately $200,000 at December 31, 1996, relate to deferred compensation to the Company's principal stockholders. All deferred compensation is expected to be paid in cash.

Note 14 - Commitments and Contingencies

     The Company has entered into non-compete agreements with its Chairman and Vice-Chairman, who are also the Company's principal stockholders. The agreements are for a term to be specified by the Company, not to exceed two years, in the event of the Chairman's or Vice-Chairman's termination. The non-compete agreements require payment to the Chairman and Vice-Chairman of their full salary and benefits during the term of the agreement.

     The Company leases certain office space, automobiles and office equipment under non-cancelable operating leases expiring on various dates through the year 2000. Total rent expense charged to operations during the years ended December 31, 1994, 1995 and 1996 was approximately $224,000, $385,000 and
$427,100, respectively.

     At December 31, 1996, the minimum annual rental commitments under the previously described operating leases are as follows:

                                              For the Year Ending
                                                 December 31,
                                                --------------

                  1997......................... $     605,884
                  1998.........................       434,319
                  1999.........................       220,072
                  2000.........................        62,183
                  2001.........................        28,497
                                                --------------
                  Total                         $   1,350,955
                                                ==============


     The Company is a defendant in a lawsuit related to a wrongful death and premises liability claim involving a worksite employee. The plaintiff's original complaint sought damages in excess of $10,000,000; however, such complaint was dismissed in part and amended to seek damages in excess of $15,000. The court has sustained plaintiff's amended complaint alleging premises liability against both the Company and its client as a result of a worksite accident at client's premises. The Company is asserting that its liability under this claim, if any, should be limited to $100,000 due to the immunity provisions of the Florida workers' compensation statute involving worksite accidents. Discovery in the proceeding continues. While there can be no assurance that the ultimate outcome of this lawsuit will not have a material adverse effect on the Company's financial condition or results of operations, management believes, based on consultations with the Company's counsel, that the ultimate outcome of this lawsuit should not have such an effect.

     The Company is a defendant in a lawsuit brought in Dade County Circuit Court in November 1995 by an individual who alleges that he was injured by a worksite employee of a client of the Company, which owns and operates a hotel and is a co-defendant in the litigation. The plaintiff alleges that the employee, while he was working as a valet parking attendant, was negligent in a motor vehicle collision and severely and permanently injured the plaintiff. The plaintiff alleged damages in excess of $50,000 in his amended complaint for, among other things, bodily injury, medical costs, pain and suffering, and lost ability to earn income. Based on consultations with the Company's counsel, management of the Company believes that it has meritorious defenses to the plaintiff's claims and that if the lawsuit is adversely determined, the Company may be entitled to indemnification from its client and/or its liability insurance carrier. Although management believes that the Company's ultimate liability in this matter should not be material, there can be no assurance that the Company will prevail in the litigation, in a related claim for indemnification, or that the liability of the Company, if any, would not have a material adverse effect on the Company's financial condition and results of operations.

     In October 1996, the Company received a notice of assessment in the discounted amount of approximately $53,500 from The Treasurer of the State of Florida Department of Insurance as Receiver of United States Employer Consumer Self Insurance Fund of Florida, a workers compensation insurance fund which was declared insolvent (the "Fund"). The Company paid the discounted assessment in January 1997. The Company had certain worksite employees covered by the Fund during fiscal years ended December 31, 1992, 1993 and 1994. The court order authorizing the assessment provides that the Company, by paying the discounted assessment, is deemed to have paid its assessment in full and is not subject to any further assessment for policyholder loss claims. The Company may be subject to additional liability for the assessments of other Fund members. The Company believes that there are approximately 700 members of the Fund which have been assessed $37.0 million in the aggregate. Although the amount of the potential exposure, if any, for such additional liability is not yet determinable, management believes that the Company has meritorious defenses to the assessment and that its ultimate liability in this matter will not have a material adverse effect on the Company's financial condition or results of operations. There cannot, however, be any assurance that any such liability will not have such material adverse effect.

     The Company is also involved in other legal and administrative proceedings arising in the ordinary course of business. The outcomes of these actions are not expected to have a material effect on the Company's financial position or results of operations.

     See also Notes 1 and 7.

Note 15 - Quarterly Information (Unaudited)

     The following table presents unaudited quarterly operating results for the two years ended December 31, 1996. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements and Notes thereto for the years ended December 31, 1995 and 1996. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.


                                                   1995                                       1996
                                               Quarter Ended                              Quarter Ended
                                 -------------------------------------------------------------------------------
                                 March 31  June 30   Sept. 30  Dec. 31   March 31  June 30   Sept. 30  Dec. 31
                                 --------- --------- --------- --------- --------- --------- --------- ---------
                                                      (in thousands, except per share data)
Statement of Income Data:
Revenues.....................    $ 66,481  $ 70,051  $ 72,940  $ 85,761  $ 96,970  $108,574  $118,794  $149,258
                                 ========= ========= ========= ========= ========= ========= ========= =========
Gross profit.................       3,585     3,735     3,537     4,801     5,696     6,330     7,454     9,315
                                 ========= ========= ========= ========= ========= ========= ========= =========
Operating income (loss)......         226         1      (148)      272       554       610       786     1,364
                                 ========= ========= ========= ========= ========= ========= ========= =========
Net income (loss)............    $    305  $    (71) $   (170) $    189  $    370  $    666  $    594  $  1,062
                                 ========= ========= ========= ========= ========= ========= ========= =========
Net Income Per Common and
 Common Equivalent Share.....    $   0.04  $  (0.01) $  (0.02) $   0.03  $   0.05  $   0.08  $   0.07  $   0.12
                                 ========= ========= ========= ========= ========= ========= ========= =========



Note 16 - Subsequent Events (Unaudited)

     In April 1997, the Company entered into a new three-year $50 million revolving credit facility with a group banks.

     In March 1997, the Company entered into agreements with national insurance companies to reinsure substantially all of the Company's responsibility for remaining claims acquired upon the SAI Acquisition under SAI's large deductible workers' compensation insurance policies for the years 1994, 1995, and 1996 for an aggregate premium of $1,870,000. As a result, the Company has recorded a deferred gain in the amount of approximately $600,000 which will be recognized to income in future periods based on the proportion of cumulative claims paid to the total estimated liability for claims.



                                   * * * * * *

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained herein, the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations appering in the 1996 Annual Report on Form 10-K, filed by The Vincam Group, Inc. ("Vincam" or the "Company").

     The following discussion contains forward-looking statements. The Company's actual results could differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Current Report on Form 8-K and the Company's 1996 Annual Report on Form 10-K. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will result," "are expected to," "will continue," "is anticipated," "estimated," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions, and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Such uncertainties include, among others, the following: (i) potential for unfavorable interpretation of government regulations relating to labor, taxes, insurance, employment matters and the provision of managed care services; (ii) the Company's ability to obtain or maintain all required licenses or certifications required to further expand the range of specialized managed care services offered by the Company; (iii) potential increases in the Company's costs, such as health care costs, that the Company may not be able to reflect immediately in its service fees; (iv) the Company's ability to offer its services to prospective clients in additional states where it has less or no market penetration; (v) the level of acquisition opportunities available to the Company and the Company's ability to efficiently price and negotiate such acquisitions on a favorable basis; (vi) the financial condition of the Company's clients; (vii) additional regulatory requirements affecting the Company; (viii) the impact of competition from existing and new professional employer organizations; (ix) the failure to properly manage growth and successfully integrate acquired companies and operations; and (x) other factors which are described in further detail in the Company's filings with the Securities and Exchange Commission.

     The Company cautions that the factors described above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


Overview

     Vincam, one of the largest professional employer organizations ("PEOs") in the industry, provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources. The Company's continuum of integrated employment-related services consists of human resource administration, employment regulatory compliance management, workers' compensation coverage, health care and other employee benefits. The Company establishes a co-employer relationship with its clients and contractually assumes substantial employer responsibilities with respect to worksite employees. In addition, the Company offers certain specialty managed care services on a stand-alone basis to health and workers' compensation insurance companies, HMOs, managed care providers and large, self-insured employers.

     The Company's standard PEO services agreement provides for an initial one year term, subject to termination by the Company or the client at any time during the first year upon 30 days' prior written notice. Thereafter, the contract may be terminated upon 30 days' notice given prior to the expiration of the renewal term or immediately for cause. Revenues from professional employer services are based on a pricing model that takes into account the gross pay of each employee and a mark-up which includes the estimated costs of federal and state employment taxes, workers' compensation, employee benefits and the human resource administrative services, as well as a provision for profit. The specific mark-up varies by client based on the workers' compensation classification of the worksite employees and their eligibility for health care benefits. Accordingly, the Company's average mark-up percentage will fluctuate based on client mix, which cannot be predicted with any degree of certainty. Specialty managed care revenues are generated from a variety of risk-bearing, capitated, and fee-based arrangements.

     The Company's revenues include all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage of worksite employees. The Company is obligated to pay the gross salaries and wages, related employment taxes and health care and workers' compensation costs of its worksite employees whether or not the Company's clients pay the Company on a timely basis or at all. The Company believes that including such amounts as revenues appropriately reflects the responsibility which the Company bears for such amounts and is consistent with industry practice. In addition, the Company's revenues are subject to fluctuations as the result of (i) changes in the volume of worksite employees serviced by the Company; (ii) changes in the wage base and employment tax rates of worksite employees; and (iii) changes in the mark-up charged by the Company for its services.

     The Company's primary direct costs are (i) salaries, wages, the employer's portion of social security, Medicare premiums, federal unemployment taxes and the compensation portion of the Michigan Single Business Tax, (ii) health care and workers' compensation costs, and (iii) state unemployment taxes and other direct costs. The Company can significantly impact its gross profit margin by actively managing the direct costs described in clauses (ii) and (iii).

     The Company's health care costs consist of medical insurance premiums, payments of and reserves for claims subject to deductibles and the costs of vision care, disability, employee assistance and other similar benefit plans. The Company's health care benefit plans consist of a mixture of fully insured, minimum premium arrangements, partially self-insured plans and guaranteed cost programs. Under minimum premium arrangements and partially self-insured plans, liabilities for health care claims are recorded based on the Company's health care loss history. The Company maintains reserves for medical and behavioral health claims which reserves are estimates based on periodic reviews of open claims, past claims experience and other factors deemed relevant by management. See Notes 1 and 7 of the Notes to Consolidated Financial Statements. While the Company believes that such reserves are adequate, the Company cannot predict with certainty the ultimate liability associated with health care costs and past claims experience may not be indicative of future results. Accordingly, if estimated reserve amounts prove to be less than the ultimate liability with respect to such claims, the Company's financial condition, results of operations and liquidity could be materially adversely affected.

     Workers' compensation costs include medical costs and indemnity payments for lost wages, administrative costs and insurance premiums related to the Company's workers' compensation coverage. Prior to 1997, the Company was insured under a large deductible insurance plan. Under this plan the Company was obligated to reimburse its insurance carrier for a portion of the insurance risk related to workers' compensation claims up to a predetermined deductible per occurrence of $500,000. Workers' compensation costs for 1994, 1995 and 1996 also include reserves for claims which have been incurred but not reported and for anticipated loss development. The Company has recently entered into an arrangement with an insurance company under which substantially all of the cost of the Company's workers' compensation coverage for the years 1997 to 1999 is fixed. Additionally, the Company entered into agreements whereby the Company reinsured substantially all of the remaining claims under the Company's large deductible workers' compensation insurance policies for the years 1994, 1995, and 1996. See "Recent Developments" below.

     State unemployment taxes are based on rates which vary from state to state. Generally they are subject to certain minimum rates, but the aggregate rates payable by an employer are affected by the employer's claims history. The Company controls unemployment claims by aggressively contesting unfounded claims and, when possible, quickly returning employees to work by reassigning them to other worksites.

     The Company's primary operating expenses are administrative personnel expenses, other general and administrative expenses, and sales and marketing expenses. Administrative personnel expenses include compensation, fringe benefits and other personnel expenses related to internal administrative employees. Other general and administrative expenses include rent, office supplies and expenses, legal and accounting fees, insurance and other operating expenses. Sales and marketing expenses include compensation of sales executives and the marketing staff, as well as marketing and advertising expenses.

     The Company's profitability is largely dependent upon its success in managing its controllable direct costs. The Company manages its controllable direct costs through its use of (i) its proprietary managed care system, which includes provider networks, utilization review and case management, (ii) educational programs designed to reduce the severity and frequency of workplace accidents, and (iii) a variety of other techniques, including return to work programs, drug-free workplace programs, involvement in hiring, disciplinary and termination decisions, adjudication of unemployment claims, and reassignment of laid off workers.

Recent Developments

     In December 1996, the Company entered into an arrangement with Reliance National Insurance Company ("Reliance National") to provide workers' compensation insurance coverage for 1997 through 1999, at a substantially fixed cost, subject to a deductible of only $2,000 per medical only claim. Management believes that under this policy, the Company's workers' compensation costs will be at a rate which is lower than that historically incurred by the Company under its large deductible workers' compensation insurance policy. In addition, the policy is anticipated to enhance the predictability of the Company's workers' compensation costs because it substantially eliminates the sensitivity of such costs to the ongoing loss development and payment of workers' compensation claims and related reserve adjustments beyond the $2,000 deductible per medical only claim.

     The Company's premium for 1997 is estimated at $5.5 million without giving effect to the SAI Acquisition, subject to adjustment depending on changes in the Company's payroll and other factors. The premium paid by the Company in December 1996 is reflected as prepaid workers' compensation insurance premium in the Company's balance sheet at December 31, 1996 and will be amortized over the 1997 policy year. The Company intends to continue to manage its workers' compensation costs in order to permit it to take advantage of its right to elect to assume Reliance National's responsibility for claims up to the first $250,000. In the event of such assumption, the Company would be paid the excess of a loss fund, if any, which is calculated each year, over amounts paid by Reliance National with respect to such claims. The amount of the loss fund for 1997 is currently estimated at $4.2 million. Also in December 1996 and March 1997, the Company entered into agreements with Reliance National and Commercial Risk Re-Insurance Company to reinsure substantially all of the Company's responsibility for remaining claims under the Company's large deductible workers' compensation insurance policies for the years 1994, 1995, and 1996 (other than claims of SMG prior to the date of its acquisition by the Company) for an aggregate premium of $5.1 million. As a result, the Company has recorded a deferred gain in the amount of approximately $1.2 million which will be recognized to income in future periods based on the proportion of cumulative claims paid to the total estimated liability for claims. Effective January 1, 1997, the Company will record workers' compensation costs based primarily on the fixed portion of the cost of the policy with Reliance National. See Notes 1, 7 and 16 of the Notes to Consolidated Financial Statements.

     During 1996, the Company acquired substantially all of the assets and liabilities of SMG in an acquisition accounted for as a purchase, and in January 1997 the Company acquired SAI by merger in an acquisition accounted for as a pooling of interests. See Item 1, "Business--Recent Acquisitions," and Note 2 of Notes to Consolidated Financial Statements. The financial condition and results of operations discussed below include the results of operations since September 1, 1996 of the business acquired from SMG and accordingly, affects the comparability of the Company's 1996 results of operations to those of prior years. The financial information discussed below in "Results of Operations" and "Liquidity and Capital Resources" has been retroactively restated to include the assets and liabilities and results of operations of SAI for the periods presented herein. The Company recognized nonrecurring transaction expenses of approximately $165,000 in the first quarter of 1997 resulting from the SAI Acquisition.

Results of Operations

     The following table sets forth, for each of 1994, 1995 and 1996, certain selected income statement data expressed as a percentage of revenues:


                                                        Year Ended December 31,
                                                       1994      1995     1996
                                                     -------- -------- --------
Revenues ............................................ 100.0%   100.0%   100.0%
                                                     -------- -------- --------
Direct costs:
   Salaries, wages and employment taxes of
     worksite employees .............................  88.1%    88.8%    88.2%
   Health care and workers' compensation ............   5.4%     5.2%     4.8%
   State unemployment taxes and other ...............   0.9%     0.7%     0.9%
                                                     -------- -------- --------
     Total direct costs .............................  94.4%    94.7%    93.9%
                                                     -------- -------- --------
Gross profit ........................................   5.6%     5.3%     6.1%
                                                     -------- -------- --------
Operating expenses:
   Administrative personnel .........................   2.1%     2.6%     2.8%
   Other general and administrative, including
     provision for doubtful accounts ................   1.2%     1.4%     1.3%
   Sales and marketing ..............................   0.9%     1.1%     1.1%
   Depreciation and amortization ....................   0.1%     0.1%     0.2%
                                                     -------- -------- --------
     Total operating expenses .......................   4.3%     5.2%     5.4%
                                                     -------- -------- --------
Operating income ....................................   1.3%     0.1%     0.7%
Interest income (expense), net ......................     0%     0.1%     0.2%
                                                     -------- -------- --------
Income before taxes .................................   1.3%     0.2%     0.9%
Provision for income taxes ..........................   0.5%     0.1%     0.3%
                                                     -------- -------- --------
Net income ..........................................   0.8%     0.1%     0.6%
                                                     ======== ======== ========

Year Ended  December  31,  1996  Compared to Year Ended  December  31, 1995
---------------------------------------------------------------------------

     The Company's revenues for the year ended December 31, 1996 were $473.6 million compared to $295.2 million for the year ended December 31, 1995, representing an increase of $178.4 million, or 60.4%. This increase was due primarily to an increased number of PEO clients and worksite employees. In addition, $16.1 million of the increase is attributable to the operations of SMG. Between December 31, 1995 and December 31, 1996, the number of PEO clients increased by 72.2%, from 528 to 909, of which 137 were acquired from SMG. The number of worksite employees increased 74.8% over the same period, from 14,060 worksite employees to 24,570, of which 1,987 were acquired from SMG. In addition, the Company earned approximately $3.7 million of revenues from its workers' compensation managed care services during 1996, compared to approximately $570,000 during 1995. This increase in workers' compensation managed care service revenues from year to year resulted from an increased number of workers' compensation managed care clients. Of the Company's workers' compensation managed care service revenues of $3.7 million, approximately $2.6 million resulted from services provided to one new client in 1996.

     Salaries, wages and employment taxes of worksite employees were $417.7 million for 1996, compared to $262.2 million for 1995, representing an increase of $155.5 million, or 59.3%. Salaries, wages and employment taxes of worksite employees were 88.2% of revenues for 1996, compared to 88.8% for 1995. The decrease of salaries, wages and employment taxes of worksite employees as a percentage of revenues was due mainly to incremental revenues from the Company's specialty managed care services.

     Health care and workers' compensation costs were $22.9 million for 1996, compared to $15.3 million for 1995, representing an increase of $7.5 million, or 49.1%. This increase was due mainly to the higher volume of health care and workers' compensation claims paid and/or reserved during 1996 which was a direct function of the increase of PEO clients and worksite employees. Health care and workers' compensation costs were 4.8% of revenues for 1996, compared to 5.2% for 1995. The decrease of health care and workers' compensation costs as a percentage of revenues was due mainly to improved effectiveness in managing the frequency and severity of workers' compensation and health care costs and incremental revenues from the Company's specialty managed care services.

     State unemployment taxes and other direct costs were $4.2 million for 1996, compared to $2.1 million for 1995, representing an increase of $2.2 million or 105.2%. This increase was due mainly to the higher volume of salaries and wages paid during 1996 which was a direct function of the increase of PEO clients and worksite employees, an increased number of client companies using other services and products (e.g., 401(k), the drug free workplace program, etc.), as well as an increase in other direct costs related to the Compan's specialty managed care services. State unemployment taxes and other direct costs were 0.9% of revenues for 1996, compared to 0.7% for 1995, primarily due to increases in other direct costs.

     Gross profit was $28.8 million for 1996, compared to $15.7 million for 1995, representing an increase of $13.1 million, or 83.9%, due mainly to the increase in revenues resulting from an increase in the number of PEO clients and worksite employees. Gross profit was 6.1% of revenues for 1996, compared to 5.3% for 1995. This increase was due mainly to the Company's effectiveness in managing the frequency and severity of workers' compensation and health care costs and an increase in revenues from the Company's specialty managed care services which carry a higher margin than the Company's PEO services.

     Administrative personnel expenses were $13.1 million for 1996, compared to $7.6 million for 1995, representing an increase of $5.5 million, or 72.2%. This increase was primarily attributable to increased staffing to support the Company's growth, including management and senior executive personnel. The Company anticipates that this trend in administrative personnel expenses will continue in future periods as a result of the Company's growth and the expansion of its service offerings. Administrative personnel expenses were 2.8% of revenues for the 1996, compared to 2.6% for 1995.

     Other general and administrative expenses, including the provision for doubtful accounts, were $6.3 million for 1996, compared to $4.1 million for 1995, representing an increase of $2.2 million, or 54.3%. This increase in other general and administrative expenses was primarily attributable to the growth of the Company's business and the addition of workers' compensation managed care services, which the Company made available to external clients for the first time in 1995. Other general and administrative expenses, including the provision for doubtful accounts, were 1.3% of revenues for 1996, compared to 1.4% for 1995.

     Sales and marketing costs were $5.3 million for 1996, compared to $3.3 million for 1995, representing an increase of $2.0 million, or 62.3%. The increase reflects the addition of sales executives and marketing personnel, consistent with the Company's strategy to increase its client base in its existing markets. Sales and marketing costs were 1.1% of revenues for 1996, compared to 1.1% for 1995.

     Net income was $2.7 million for 1996, compared to $0.3 million for 1995, representing an increase of $2.4 million, or 965.2%. Earnings per share were $0.32 for 1996, compared to $0.04 for 1995, representing an increase of $0.28, or 700.0%.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994
---------------------------------------------------------------------

     The Company's revenues were $295.2 million for the year ended December 31, 1995, compared to $224.8 million for the year ended December 31, 1994, representing an increase of $70.4 million, or 31.3%. This increase was due primarily to an increased number of PEO clients and worksite employees. Between December 31, 1994 and December 31, 1995, the number of PEO clients increased 31.0%, from 403 to 528. The number of worksite employees increased 32.6% over the same period, from 10,207 worksite employees to 14,060. In addition, the Company earned approximately $570,000 of revenues from its workers' compensation managed care services in 1995, the first year such services were offered.

     Salaries, wages and employment taxes of worksite employees were $262.2 million for 1995, compared to $198.2 million for 1994, representing an increase of $64.0 million, or 32.3%. Salaries, wages and employment taxes of worksite employees were 88.8% of revenues for 1995, compared to 88.1% for 1994. Salaries, wages and employment taxes of worksite employees increased as a percentage of revenues as a result of a change in the Company's client mix towards clients having more favorable workers' compensation risk profiles which allows the Company to charge a lower markup.

     Health care and workers' compensation costs were $15.3 million for 1995, compared to $12.2 million for 1994, representing an increase of $3.1 million, or 25.5%. Health care and workers' compensation costs were 5.2% of revenues for 1995, compared to 5.4% for 1994. This decrease was due primarily to improved efficiency in managing the frequency and severity of workers' compensation claims.

     State unemployment taxes and other direct costs were relatively unchanged from 1994 to 1995. State unemployment taxes and other direct costs were 0.7% of revenues for 1995, compared to 0.9% for 1994. This decrease is due primarily to improved efficiency in managing state unemployment insurance claims.

     Gross profit was $15.7 million for 1995, compared to $12.6 million for 1994, representing an increase of $3.1 million, or 24.7%. Gross profit was 5.3% of revenues for 1995, compared to 5.6% for 1994. This decrease was due primarily to the loss of a high margin contract with a significant behavioral health client in the third quarter of 1994 as a result of that client's acquisition by a third party. This contract represented approximately $0.8 million in gross profit during 1994.

     Administrative personnel expenses were $7.6 million for 1995, compared to $4.7 million for 1994, representing an increase of $2.9 million, or 62.4%. Of this increase, approximately $1.4 million was primarily attributable to increased staffing for the Company's workers' compensation managed care services, which were made available to external clients for the first time in 1995. The balance was primarily attributable to an increase in corporate management personnel and other general and administrative expenses related to the growth described above. Administrative personnel expenses were 2.6% of revenues for 1995, compared to 2.1% for 1994.

     Other general and administrative expenses, including provision for doubtful accounts, were $4.1 million for 1995, compared to $2.7 million for 1994, representing an increase of $1.5 million, or 54.8%. Other general and administrative expenses were 1.4% of revenues for 1995, compared to 1.2% for 1994.

     Sales and marketing costs were $3.2 million for 1995, compared to $2.2 million for 1994, representing an increase of $1.1 million, or 48.2%. Sales and marketing costs were 1.1% of revenues for 1995, compared to 0.9% of revenues for 1994. The increase reflects the addition of sales executives and a senior vice president of sales and marketing.

     Net income was $0.3 million for 1995, compared to $1.9 million for 1994, representing a decrease of $1.6 million, or 86.4%. Earnings per share were $0.04 for 1995, compared to $0.26 for 1994, representing a decrease of $0.22, or 84.6%.

Liquidity and Capital Resources
-------------------------------

     At December 31, 1996, the Company had working capital of $22.2 million, compared to $1.3 million at December 31, 1995. The increase was primarily due to the Company's initial public offering in May 1996 of 2,000,000 shares of Common Stock from which the Company received proceeds of $26.9 million, net of $3.1 million of underwriting discounts, commissions and offering expenses. The Company had $18.7 million in cash at December 31, 1996. Of this amount, $2.3 million was restricted (see Note 2 of Notes to Consolidated Financial Statements).

     The Company's Amended and Restated Credit Agreement with Fleet National Bank ("Fleet Bank") provided for a $13.0 million revolving line of credit of which (i) an aggregate of $8.0 million is available for standby letters of credit and revolving credit loans for working capital purposes (which working capital loans were limited to the lesser of $2.0 million or the "borrowing base," an amount equal to 85% of current accounts receivable from unrelated parties), and (ii) $5.0 million was available to finance acquisitions. The Company uses letters of credit primarily to secure its obligations to reimburse its former workers' compensation insurance carrier for workers' compensation payments subject to the policy deductible. Borrowings bore interest at rates based on Fleet Bank's Prime Rate plus a margin of as much as 0.25% or its Eurodollar Rate (as defined in the Amended and Restated Credit Agreement) plus a margin of 1.50% to 2.00%, depending on certain financial covenants, at the Company's option. The facility was secured by substantially all of the Company's assets other than the Company's headquarters building. Revolving credit loans and standby letters of credit were scheduled to mature on December 31, 1997 and acquisition loans were to be repayable in 36 equal monthly installments commencing June 5, 1998. Draws against the acquisition line of credit could be made through June 5, 1998 and were scheduled to mature not later than June 5, 2001. The credit facility contained covenants that, among other things, limited the amount of total consolidated debt and liens, required the maintenance of certain consolidated financial ratios, prohibited dividends and similar payments, and restricted capital expenditures, mergers, dispositions of assets and certain business acquisitions. The Company was required to pay an unused facility fee ranging from .25% to .375% per annum on the facilities. See Note 8 of Notes to Consolidated Financial Statements. Under the revolving credit facility, the Company had outstanding approximately $6.3 million in standby letters of credit at December 31, 1996 which guaranteed the payment of claims to the Company's previous workers' compensation insurance carrier. As of that date there were no amounts outstanding for working capital advances or under the acquisition loan facility, and all amounts under these facilities were available at December 31, 1996.

     In April 1997, the Company entered into a new credit facility providing for a $50.0 million revolving line of credit. For more information regarding the new credit facility, see the Company's Form 10-Q for the quarterly period ended March 31, 1997.

     Under the Company's large deductible workers' compensation insurance policies for 1994, 1995 and 1996, the Company is required to provide its former insurance carriers with $7.2 million in letters of credit, of which $6.3 has been issued by the lenders under the Credit Agreement. In connection with the reinsurance of the Company's responsibility for remaining claims (the "Remaining Claims"), Commercial Risk Re-Insurance Company ("Commercial Risk") has provided a $4.1 million letter of credit in favor of the Company to secure Comercial Risk's obligation for the payment of Remaining Claims. As a result, the Company obtained a release of $4.0 million in restricted cash previously held by Fleet Bank as collateral.

     The Company's primary short-term liquidity requirements relate to the Company's insurance premium requirements under its workers' compensation policy, software development, acquisition of office and computer equipment to support its growth, and the payment of current tax obligations and other expenditures related to the Company's growth. The Company currently has no significant capital commitments for 1997, except for the amounts due to SMG shareholders in connection with the SMG Acquisition; however, the Company currently anticipates capital expenditures for 1997 of approximately $7.0 million, primarily for software development and computer and office equipment, and approximately $9.0 million for the prepayment of the workers' compensation insurance premium for 1998. The Company's long-term liquidity needs are currently limited to debt service on the Company's outstanding long-term obligations and income taxes. See Notes 8 and 12 of Notes to the Consolidated Financial Statements. The Company continually evaluates potential acquisitions and the entrance into new markets, and is considering the possible relocation of its corporate headquarters, any of which, if undertaken, could require significant capital expenditures by the Company.

     The Company anticipates that available cash, cash flows from operations and borrowing availability under the Amended and Restated Credit Agreement will be sufficient to satisfy the Company's liquidity and working capital requirements for the foreseeable future; however, to the extent that the Company should desire to increase its financial flexibility and capital resources or require or choose to fund future capital commitments from sources other than operating cash or from borrowings under its revolving line of credit or its acquisition loan facility, the Company may consider raising capital through the offering of equity and/or debt securities in the public or private markets, as well as from banks.

     Net cash used in operating activities was $4.2 million for 1996 compared to cash provided by operating activities of $2.1 million for 1995. The difference between the Company's 1996 net income of $2.7 million and its negative operating cash flow was due primarily to a $12.1 million increase in accounts receivable, a $5.5 million increase in prepaid workers' compensation insurance premium, an increase in reinsurance recoverable of $3.2 million, and an increase in prepaid expenses and other current assets of $292,000, partially reduced by an increase in accrued salaries, wages, and payroll taxes of $6.1 million, a decrease in restricted cash of $4.2 million, and an increase in reserve for claims of $2.4 million. The increase in accounts receivable resulted from both a higher number of PEO clients and worksite employee served during 1996 and the timing of the payroll cycle. The Company's accounts receivable and accrued salaries, wages, and payroll taxes are subject to fluctuations depending on the proximity of the closing date of the reporting period to that of the payroll cycle. The increase in reinsurance recoverable was due mainly to the transfer of substantially all of the Company's responsibility for remaining claims under its large deductible workers' compensation policies for 1994, 1995 and 1996. See "Recent Developments" above.

     Net cash used in investing activities was $5.1 million for 1996 compared to $1.2 million in 1995. This reflects $2.2 million of the SMG purchase price paid in cash, net of cash acquired from SMG of $137,000, and $1.2 million placed in escrow in accordance with an escrow agreement for potential purchase price adjustments, $2.0 million in expenditures for property and equipment to support the Company's growth, partially offset by redemption of short term investments of $490,000.

     Net cash provided by financing activities was $24.5 million for 1996 compared to $850,000 used in financing activities in 1995. The 1996 cash flow reflects the Company's initial public offering which generated net offering proceeds of $26.9 million, partially offset by retirement of a subordinated promissory note in the amount of $1.2 million, payment of $311,000 of capital lease obligation (see Note 8 of the Notes to Consolidated Financial Statements) and the funding of a $700,000 distribution payable related to the Company's repurchase of an option to purchase the Company's headquarters.

New Accounting Pronouncements
-----------------------------

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles, held and used by an entity, be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amounts of an asset may not be recoverable. SFAS No. 121 has been adopted by the Company for the year ended December 31, 1996. The adoption of SFAS No. 121 has not had, and is not expected to have, a material impact on the Company's financial position or results of operations. The Company reviews the carrying value of its long-lived and intangible assets on an ongoing basis. If such review indicates that these values may not be recoverable, the carrying value will be reduced to estimated fair value.

     The FASB has also issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This statement defines a fair value based method of accounting for employee stock options. This statement also permits a company to continue to measure compensation costs for their stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires disclosure of the pro forma net income and earnings per share that would be recorded if the fair value method was utilized. The Company has adopted the disclosure provisions of SFAS No. 123, and retained the intrinsic value method of accounting for stock based compensation. See Note 11 of the Notes to Consolidated Financial Statements.

Inflation
---------
     The Company believes the effects of inflation have not had a significant impact on its results of operations or financial condition.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits

Exhibit
   No.                                            Description

11            Statement re Computation of Per Share Earnings.
23            Consent of Price Waterhouse LLP.
27            Financial Data Schedule

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 8th of March, 1997.

                          THE VINCAM GROUP, INC.


May 8, 1997             By:/s/ STEPHEN L. WAECHTER
Date                       ------------------------------------------------
                           Stephen L. Waechter, Chief Financial Officer, Senior Vice President Finance and Administration (Principal Financial Officer)



May 8, 1997             By:/s/ MARTINIANO J. PEREZ
Date                       --------------------------------------------------
                           Martiniano J. Perez, Vice President and Controller (Principal Accounting Officer)

                             THE VINCAM GROUP, INC.

                                    FORM 8-K

                                  EXHIBIT INDEX



Exhibit
   No.       Description
-------      -----------

  11     Statement re Computation of Per Share Earnings
  23     Consent of Price Waterhouse LLP
  27     Financial Data Schedule

                                                                   EXHIBIT 11


               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                           THE VINCAM GROUP, INC.
                    CALCULATION OF NET INCOME PER COMMON
                        AND COMMON EQUIVALENT SHARE



                                                     1994          1995          1996
                                                ------------  ------------  ------------

Net income                                      $ 1,854,036   $   252,789   $ 2,692,782
                                                ============  ============  ============
Weighted average number of common shares
  outstanding during the period                   6,769,341     5,606,288     7,359,893

Assumed exercise of stock options, net of
  treasury shares acquired                          460,316       460,316       516,164

Issuance of mandatorily redeemable preferred
  stock deemed a common stock equivalent              --          927,414       454,754
                                                ------------  ------------  ------------
Weighted average number of shares used in
  earnings per share calculation                  7,229,657     6,994,018     8,330,811
                                                ============  ============  ============
Net income per common and common
  equivalent share                              $      0.26   $      0.04   $      0.32
                                                ============  ============  ============
Fully diluted net income per common
  and common equivalent share *                 $      0.26   $      0.04   $      0.32
                                                ============  ============  ============


------------------------------

   * In accordance with the provisions of the Accounting Principles Board Opinion No. 15, Earnings per Share, fully diluted net income per common and common equivalent share is not presented in the Company's consolidated statements of income due to the fact that the aggregated dilution from the Company's common stock equivalents outstanding during each of the periods presented is less than 3%.


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                                                                   EXHIBIT 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-08003) of The Vincam Group, Inc. of our report dated February 21, 1997, which appears on page 3 of The Vincam Group, Inc.'s Current Report on Form 8-K dated May 8, 1997 (Commission File No. 0-28148), relating to the pooled consolidated financial statements of The Vincam Group, Inc.


/s/  PRICE WATERHOUSE LLP

Miami, Florida
May 8, 1997




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